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                                                                     EXHIBIT 5.1

                                Bingham Dana LLP
                                 399 Park Avenue
                             New York, NY 10022-4689
August 2, 2001



Staff Builders, Inc.
1983 Marcus Avenue
Lake Success, New York  11042


Dear Sir or Madam:



              We have acted as counsel for Staff Builders, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about August 2, 2001 (the "Registration Statement").

              The Registration Statement covers the registration of 3,000,000 shares of Class A Common Stock, $0.01 par value per share ("Class A Common Stock"), of the Company (the "Shares"), which are to be issued by the Company upon exercise of stock options to be issued pursuant to the Staff Builders, Inc. 2000 Stock Option Plan, as amended (the "Plan").

                  In connection with this opinion, we have examined the following documents:

                  (a) the Plan;

                  (b) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company;

                  (c) copies, certified by the Secretary of State of the State of Delaware, of the Company's Restated Certificate of Incorporation and of all amendments thereto on file in the office of the Secretary of State;

                  (d) a certificate executed by the an officer of the Company, certifying as to, and attaching copies of, the Company's Restated Certificate of Incorporation as amended, the Company's By-Laws, the Plan, and certain resolutions of the Company's Board of Directors authorizing the Plan and the issuance of Shares thereunder; and

                  (e) a certificate executed by an officer of the Company certifying as to the number of shares of Class A Common Stock issued, and the number of shares of Class A Common Stock reserved for issuance.

              This opinion is based entirely on our review of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each


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individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

              We further assume, without investigation, that (a) all options with respect to the Shares have been or will be granted in accordance with the terms of the Plan, that all Shares issued upon exercise of options granted or to be granted pursuant to the Plan will be issued in accordance with the terms of such Plan and that the purchase price of all Shares will be greater than or equal to the par value per share of the Shares; (b) upon issuance of the Shares under the Plan, the Company will have a sufficient number of authorized shares of Common Stock reserved for the issuance of the Shares; and (c) prior to the dates of issuance of the Shares, no change occurs in the applicable law or the pertinent facts.

              Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

              Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options duly granted pursuant to the Plan and against the payment of the purchase price therefor, will be validly issued, fully paid, and non-assessable.

              We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                               Very truly yours,

                                               /s/ Bingham Dana LLP

                                               BINGHAM DANA LLP